Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. (713) 993-4614

Will Casserly, Director, Communications Edelman Financial Services Inc. (703) 251-0110

SANDERS MORRIS HARRIS GROUP ACQUIRES MAJORITY INTEREST

IN PROMINENT WEALTH MANAGEMENT AND FINANCIAL PLANNING FIRM.

FIRST QUARTER NET INCOME $0.10 PER SHARE.

HOUSTON – May 10, 2005 – Sanders Morris Harris Group Inc. (NASDAQ:  SMHG), a leading diversified financial services holding company, today announced that it has purchased a 51% interest in the Edelman Financial Center, one of the largest independent financial planning and investment management firms in the country.  Sanders Morris Harris Group will acquire the remaining 49% over four years.  Edelman Financial Center, based in Fairfax, Virginia, manages over $2.6 billion in assets for individuals and families.  Acquiring Edelman Financial Center furthers Sanders Morris Harris Group’s position in the mass affluent market and brings the firm’s total assets under management to $10 billion.

Sanders Morris Harris Group expects the transaction to be accretive to its current year earnings.  Edelman’s 2004 revenues were $17.7 million and its adjusted pretax income was $3.2 million.  The details of the Edelman transaction are included in an 8-K filing available today on the Company’s website.

“Adding Edelman Financial Center to our asset management group fits our strategy of providing our clients with the full spectrum of investment opportunities and services.  We expect to leverage the wealth management and financial planning services provided by Edelman Financial Center across our other asset management businesses,” said Robert E. Garrison II, President of Sanders Morris Harris Group.

In 2004, Registered Rep Magazine listed Edelman Financial Center founder and chairman Ric Edelman as one of “America’s Top 50 Advisors,” Research Magazine ranked him the #1 advisor in the nation for his focus on the individual client, and Bloomberg Wealth Manager ranked Edelman Financial Center the largest independent financial planning and investment management firm in the nation, based on number of clients. Edelman, a best-selling author, has written five books on personal finance that collectively have sold more than 1 million copies and been translated into six languages.

George L. Ball, Chairman of Sanders Morris Harris Group, commented, “We are delighted that Ric Edelman and his team of high caliber professionals have elected to join SMHG.  We look forward to assisting them as they help their clients build wealth and financial security.”

Edelman, who will remain as chairman of Edelman Financial Center, stated, “Joining the highly qualified professionals of Sanders Morris Harris Group will enable us to serve our clients even better while providing a solid platform for future growth.”

EARNINGS

Sanders Morris Harris Group also reported earnings for the first quarter of 2005 of $0.10 per diluted share versus $0.18 in the same period of 2004.  Revenues were $26.3 million, down 12% from the earlier period.

Net income in the initial three months of 2005 was $1.8 million compared to $3.3 million in 2004.  Lower stock market trading volumes reduced profitability in the firm’s institutional and prime brokerage businesses.   Investment banking net income was also lower, reflecting industry-wide trends.   Equity in income of limited partnerships increased 111% to $1.7 million for the 2005 quarter as compared to the comparable 2004 period, with the current year quarter benefiting from a significant liquidity event for one of the limited partnerships.

“We are pleased by the balanced composition of our underlying business platform,” said Ben T. Morris, Chief Executive Officer. “The markets have become more difficult, but we are confident the Company will continue to perform well relative to industry conditions.”

DIVIDEND

The Company declared its regular quarterly dividend of $0.045 a share, payable July 15th to holders of record on July 1st.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas.  It provides investment banking services and manages over $10 billion in client assets.  Its operating entities are Sanders Morris Harris, Charlotte Capital, Edelman Financial Center, Kissinger Financial Services, Pinnacle Trust Co., Salient Partners, SMH Capital Advisors and Select Sports Group.  Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the company’s service.  The company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2005	2004
Net income calculation:
Revenues	$26,340	$29,807
Expenses	24,151	24,762
Net	2,189	5,045
Equity in income of limited partnerships	1,696	805
Minority interests	(797)	(452)
Income before income taxes	3,088	5,398
Provision for income taxes	(1,255)	(2,128)
Net income	$1,833	$3,270
Earnings per share
Basic earnings per share	$0.10	$0.19
Diluted earnings per share	$0.10	$0.18

Weighted average shares outstanding:
Basic	18,304,652	17,394,045
Diluted	18,962,386	17,987,680

Balance sheet data:
Cash and cash equivalents	$19,948	$25,048
Other tangible net assets	59,961	43,968
Tangible net assets	$79,909	$69,016
Shareholders’ equity	$141,631	$119,263

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